Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Interactive Strength Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(h)	1,691,928(2)	$0.80(5)	$1,353,542	0.0001102	$149

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(h)	1,602,451(3)	$8.00(6)	$12,819,608	0.0001102	$1,413

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(h)	320,491(4)	$6.80(7)	$2,179,339	0.0001102	$240

	Total Offering Amounts					$16,352,489		$1,802

	Total Fee Offsets							—

	Net Fee Due							$1,802

(1)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares that may be offered or become issuable pursuant to the plans described herein in connection with any stock split, stock dividend, recapitalization, or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock, $0.0001 par value per share (the “Common Stock”).

(2)

Represents shares of Common Stock reserved for issuance pursuant to stock options outstanding under the Interactive Strength Inc. 2020 Equity Incentive Plan (the “2020 Plan”) as of the date of this Registration Statement. Any shares of Common Stock that are subject to outstanding awards under the 2020 Plan that expire, are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2020 Plan will be available for issuance under the Interactive Strength Inc., 2023 Stock Incentive Plan (the “2023 Plan”). See footnote 3 below.

(3)

Represents shares of Common Stock reserved for issuance under the 2023 Plan. To the extent that awards outstanding under the 2020 Plan as of the date this Registration Statement are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares subject to such awards will be available for future issuance under the 2023 Plan. See footnote 2 above.

(4)	Represents shares of Common Stock reserved for issuance under the Interactive Strength Inc. 2023 Employee Stock Purchase Plan (the “ESPP”).
(5)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.80 per share, the weighted-average exercise price (rounded to the nearest cent) of the stock options outstanding under the 2020 Plan as of the date of this Registration Statement.

(6)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.00 per share, which is the initial public offering price per share of Common Stock set forth on the cover page of the Registrant’s prospectus dated February 6, 2023 relating to its initial public offering.

(7)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $8.00 per share, which is the initial public offering price per share of Common Stock set forth on the cover page of the Registrant’s prospectus dated February 6, 2023 relating to its initial public offering. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of Common Stock on the first trading day of the offering period or on the purchase date.